Exhibit 10(bb)

ARCONIC GLOBAL PENSION PLAN

(effective August 1, 2016)

Alcoa Inc., a Pennsylvania corporation, anticipated to be renamed Arconic Inc. in the second half of 2016 (“Arconic”) established the following Arconic Global Pension Plan (the “Plan”) an unfunded nonqualified defined contribution pension plan, originally effective January 1, 1998 and referred to as the Global Pension Plan, for the exclusive benefit of eligible select management and highly compensated employees of Arconic and its majority owned subsidiaries and affiliates (the “Company”). Majority owned non-US subsidiaries and affiliates eligible to participate as of August 1, 2016, are memorialized in Schedule A, and the Schedule will automatically be adjusted to account for changes to the list of majority owned non-US subsidiaries and affiliates participating in this Plan in the future. This list encompasses any predecessor employing entities of which the listed companies may be successor employers. The Plan will be “maintained outside of the United States primarily for the benefit of persons substantially all of whom are non-resident aliens,” within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”). The purpose of the Plan is to provide retirement benefits of eligible employees who are unable to participate in a home country pension plan, or who, due to frequent transfer among different countries, will otherwise be significantly disadvantaged financially.

Effective August 1, 2016, in anticipation of its separation into two separate publicly-traded companies, Arconic separated this Plan into two separate plans: this Plan and the Arconic USA Corp. Global Pension Plan. No person shall have a benefit under both plans.

ARTICLE I - PARTICIPATION

1.1 Eligibility. An Eligible Employee means any employee who on or after the effective date of the Plan:

(A)	(1) is actively at work for the Company,

(2) is a non-resident alien of the United States of America, or otherwise ineligible to participate in a pension plan in the country in which they reside or work,

(3) is authorized by the Director, Global Benefits (or similarly situated position to the extent that such position no longer exists) (the “Director”) to participate in the Plan,

(4) is not eligible to actively participate in any other pension or savings plan of the Company.

And

(B)	is not actively participating in any other pension plan of the Company (including but not limited to the Alcoa USA Corp. Global Pension Plan) and is authorized by an officer of the Company to participate in the Plan. Participants who are U.S. residents, who are also eligible to participate in the Arconic Retirement Savings Plan, are not eligible to participate in this Plan.

1.2 Participation. An Eligible Employee will commence participation in this Plan on the first day they become an eligible employee, or such other date as determined by the Director, and will remain a participant until he or she is no longer an Eligible Employee. Effective August 1, 2016, the participants identified on Schedule B had their accounts transferred to the Alcoa USA Corp. Global Pension Plan and ceased to be Participants under this Plan. No person eligible for a benefit under the Alcoa USA Corp. Global Pension Plan shall have a benefit under this Plan.

1.3 Continuous Service. “Continuous Service” means, except as modified by the balance of this definition, the period of continuous employment with the Company, either as a salaried employee or as an hourly-rated employee, subject to such rules as may be adopted from time to time by the Director. Continuous Service terminates upon any quit, dismissal, discharge, Retirement, or any other termination of employment with the Company; any determination by the Director that employment with these entities has terminated is conclusive, final, and binding. Absences from such employment due to inactive status, sick leave, leave of absence or layoff shall constitute a termination of Continuous Service after such status has continued for 6 months, except to the extent the Participant has the legal right to be reemployed either through contract or statute.

1.4 Vesting. All Benefit Credits and Earning Credits are fully vested on the date that they are allocated to a Participant’s account.

1.5 Retirement Under the Plan. A Participant will retire under this Plan upon the termination of employment after attainment of age 55 and completion of 10 years of Vesting Service or attainment of age 65. For purposes of this Section 1.5, Vesting Service will be determined in the same manner as Vesting Service is provided in Section 4.1 of Arconic Retirement Plan I.

ARTICLE II - CONTRIBUTIONS

2.1 The Company will provide each Participant’s account with contribution credits (“Benefit Credits”) equal to 8% of the Participant’s annual Base Salary and Bonus. The Benefit Credits will be posted as of December 31 for the then current plan year.

The account of any Participant whose Continuous Service is terminated prior to December 31 of any plan year will be credited with Benefit Credits equal to 8% of the Participant’s Base Salary and Bonus earned as of the date his or her Continuous Service ends, and will be posted on the earlier of December 31 of the then current plan year or as of the end of the month in which such Continuous Service terminates.

2.2 “Base Salary” means the regular base salary or hourly wages payable during such periods as the employee is a Participant. “Bonus” means the variable or incentive compensation payable during such periods as the employee is a Participant. Where commission payments constitute all or part of an employee’s monthly remuneration, the commissions actually paid as remuneration during a regular pay period will be used to determine the Base Salary for such employee. Base Salary does not include non-recurring items such as: overtime, extended workweek premium, cost of living allowance where separately designated, shift or other premiums, or other payments, fees or allowances made for specific purposes as determined by the Company. Base Salary will be based on the amount of annual salary in local currency converted into US Dollars, based on the annual average exchange rate as determined by Arconic’s Corporate Finance Department.

ARTICLE III - EARNINGS

3.1 Prior to January 1, 2002, Earnings Credits equaled the average annual London Interbank Offer Rate (“LIBOR”), and were applied to the balance of the Participant’s account on December 31 of each Plan year, but prior to posting the current plan year’s Benefit Credit. The average was determined by adding the LIBOR, as published in the Financial Times, as of the last day of each month and dividing that sum by 12. Effective as of January 1, 2002, the average annual LIBOR was the greater of a) the LIBOR as published in the Financial Times as of the last day of each month, divided by 12, or b) 5.5%.

Effective as of August 1, 2007, Earnings Credits with respect to a Participant whose Continuous Service was terminated prior to December 31 of the plan year was applied to the Participant’s account as of the end of the month in which the participant’s Continuous Service terminated, but prior to the posting of Benefits Credits as described in Section 2.1. Earnings Credits for such Participant were the greater of i) the average LIBOR for the portion of the plan year through the end of the month in which the Participant’s Continuous Service terminated or ii) 5.5%, multiplied by a ratio that is the number of months the Participant was employed, including the month in which the Participant’s Continuous Service ends, over 12 months.

Effective July 1, 2009, Earnings Credits equal the U.S. prime rate in effect as of December 31 of the prior plan year, but no greater than 6%. Earnings Credits applied to a Participant’s account whose Continuous Service is terminated prior to December 31 of the plan year will be the U.S. prime rate in effect as of the last day of the calendar month in which the Participant’s Continuous Service terminated, but no greater than 6%.

ARTICLE IV - DISTRIBUTIONS

4.1 The amount of Benefit Credits and Earnings Credits in a Participant’s account will be distributed to the Participant as soon as administratively practicable following the date the Participant’s Continuous Service terminates. Notwithstanding the foregoing, to the extent a Participant is a Specified Employee, any distribution to the Participant, will be delayed until the first day of the seventh month following the date that the distribution would otherwise have begun. Other than Earnings Credits, no other Credits will be applied to the Participant’s account during that time. “Specified Employee” means a “specified employee” as defined under written guidelines adopted by the Company, which comply with Section 409A of the Internal Revenue Code and any regulations promulgated thereunder. The term “as soon as administratively practical” means within the later of: (a) 90 days of the date the Participant’s Continuous Service terminates or (b) 2  1⁄2 months after the year in which the Participant’s Continuous Service terminated.

4.2 All distributions will be paid to the Participant or the Beneficiary in a lump sum, and will be paid in U.S. Dollars.

4.3 The Beneficiary under this Plan is the Participant’s spouse. In the event that there is no spouse or the spouse is deceased at the time of the Participant’s death, amounts will be distributed as soon as administratively practical in a lump sum to the Participant’s estate. The spouse will be determined under the laws of the country of residence on the date of death, by the Director. The term “as soon as administratively practical” means within the later of: (a) 90 days of death or (b) 2  1⁄2 months after the year of death.

ARTICLE V - ADMINISTRATION AND EXPENSES OF THE PLAN

5.1 The general administration of this Plan is by the Benefits Management Committee of Arconic, which has delegated certain authority to the Director. The Director’s resolution of any matter concerning this Plan is final and binding upon the Company and any Participant and/or Beneficiary affected thereby. The Director has the discretionary authority to interpret the provisions of the Plan and take any and all actions in determining the eligibility, participation and coverage of any individual claiming benefits under this plan.

5.2 All costs and expenses incurred in administering the Plan, including the expenses of the Director, the fees and expenses of a trustee or custodian, the fees and charges payable under the investment arrangements, and other legal and administrative expenses, will be paid by the Plan.

ARTICLE VI - GENERAL PROVISIONS

6.1 This Plan will not be construed as conferring any rights upon any Participant for continuation of employment with the Company, nor will it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient of benefits under this Plan.

6.2 No benefit under this Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

6.3 Benefits payable hereunder are payable out of the general assets of the Company, and no segregation of assets for such benefits will be made. The right of a Participant or any Beneficiary to receive benefits under this Plan is an unsecured claim against the assets and are no greater than the rights of an unsecured general creditor of the Company. Notwithstanding the foregoing, in the event the Company establishes a trust, to which it may, but will not be required to contribute money or other property in contemplation of paying benefits under this Plan, such money or other property will remain subject to the claims of creditors of the Company. The Company will establish a book reserve to account for the benefits provided under this Plan.

6.4 This Plan may be amended, suspended or terminated at any time by the Benefits Management Committee of Arconic; provided, however, that no such amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s or Beneficiary’s rights with respect to benefits that are payable or may become payable under this Plan based upon the Participant’s Benefit Credits as of the date of such amendment, suspension or termination.

6.5 The Participant or beneficiary is liable for any taxes which are applicable to the amounts payable under this Plan. In addition, if any taxing authority should determine that amounts payable under this Plan are taxable at any point prior to payment, the Participant remains solely liable for such taxes. Arconic and/or participating subsidiaries and affiliates shall be authorized to withhold from any payment due under the Plan the amount of withholding taxes due in respect of such payment and to take such other action as may be necessary in its opinion to satisfy all obligations for the payment of such taxes under the laws of the applicable jurisdiction.

6.6 This Plan will be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania, United States of America, except for laws relating to choice or conflict of laws, and except to the extent preempted by federal law. All claims or disputes, must be brought within the jurisdiction of the federal courts of the United States of America sitting in the Pennsylvania.

ARTICLE VII - CLAIMS AND APPEALS

7.1 If a claim by a Participant or spouse is denied in whole or in part, the Participant or spouse, or their representative will receive written notice from the Director. This notice will include the reasons for denial, the specific Plan provision involved, an explanation of how claims are reviewed, the procedure for requesting a review of the denied claim, and a description of the information that must be submitted with the appeal. The Participant or spouse, or their representative, may file a written appeal for review of a denied claim to the Plan. The process and the time frames for the determination of claims and appeals are as follows:

(a) The Director reviews initial claim and makes determination within 90 days of the date the claim is received.

(b) The Director may extend the above 90-day period an additional 90 days if required due to special circumstances beyond control of Director.

(c) The Participant or spouse, or their representative, may submit an appeal of a denied claim within 60 days of receipt of the denial.

(d) The Director reviews and makes a determination on the appeal within 60 days of the date the appeal was received.

(e) The Director may extend the above 60-day period an additional 60 days if required by special circumstances beyond the control of the Director.

7.2 In the case where the Director requires an extension of the period to provide a determination on an initial claim or an appeal, the plan will notify the Participant or spouse, or their representative, prior to the expiration of the initial determination period. The notification will describe the circumstances requiring the extension and the date a determination is expected to be made. If additional information is required from the Participant or spouse, the determination period will be suspended until the earlier of i) the date the information is received by the Director or ii) 45 days from the date the information was requested.

7.3 Participants or spouses, or their representative, who having received an adverse appeal determination and thereby exhausted the remedies provided under the Plan, proceed to file suit in state or federal court, must file such suit within 180 days from the date of the adverse appeal determination notice.

Schedule A

As of August 1, 2016

Howmet Canada Company

Howmet Japan Ltd.

Alcoa Inc. (anticipated to be renamed Arconic Inc.)

Alcoa Global Fasteners Inc.

Kawneer Company Canada Limited

Alcoa Europe SARL

Alcoa GmbH

Schedule B

Participants Transferred to Alcoa USA Corp. Global Savings Plan Effective August 1, 2016

[Names of Participants omitted.]